                                         June 28, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Registration Statement on Form N-2/A for each of the following funds (each, a “Fund”):

Mercantile Absolute Return Fund LLC (Securities Act File No. 333-128721; Investment Company Act File No. 811-21088)

Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC (Securities Act File No. 333-128723; Investment Company Act File No. 811-21815)

Mercantile Alternative Strategies Fund LLC (Securities Act File No. 333-128725; Investment Company Act File No. 811-21257)

Mercantile Alternative Strategies Fund for Tax-Exempt/Deferred Investors (TEDI) LLC (Securities Act File No. 333-128726; Investment Company Act File No. 811-21817)

Mercantile Long-Short Manager Fund LLC (Securities Act File No. 333-128729; Investment Company Act File No. 811-21258)

Mercantile Long-Short Manager Fund for Tax-Exempt/Deferred Investors (TEDI) LLC (Securities Act File No. 333-128731; Investment Company Act File No. 811-21819)

Ladies and Gentlemen:

     In connection with the above-captioned registration statements, and pursuant to Rule 461 under the Securities Act of 1933, as amended, the Funds hereby request that the effective date of each of the above-mentioned registration statements (as will be filed with the Commission on either June 29 or June 30, 2006) be accelerated to 5:00 p.m. (New York time) on Friday, June 30, 2006.

     Each Fund hereby acknowledges that:

  the Fund is responsible for the adequacy and accuracy of the disclosure in its registration statement;

  should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the registration statement effective, it does not foreclose the Commission from taking any action with respect to the registration statement;

  the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the registration statement effective, does not relieve the Fund from its full responsibility for the adequacy and accuracy of the disclosure in the registration statement; and

  the Fund may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

/ signature page follows /

Very truly yours,

Mercantile Absolute Return Fund LLC

Mercantile Absolute Return Fund for Tax-
Exempt/Deferred Investors (TEDI) LLC

Mercantile Alternative Strategies Fund
LLC

Mercantile Alternative Strategies Fund for
Tax-Exempt/Deferred Investors (TEDI)
LLC

Mercantile Long-Short Manager Fund
LLC

Mercantile Long-Short Manager Fund for
Tax-Exempt/Deferred Investors (TEDI)
LLC

By: /s/ Kevin A. McCreadie
Kevin A. McCreadie
President

cc:	Jennifer E. Vollmer
Mercantile Capital Advisors, Inc.

Yukako Kawata
Davis Polk & Wardwell

S. Elliot Cohan
Kramer Levin Naftalis & Frankel LLP

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